                           Revised and Restated March 3, 1999   Exhibit 10.13(o)

                                 A G R E E M E N T
                                 - - - - - - - - -


     THIS CONSULTING AGREEMENT, made as of the 25th day of January, 1999, between CYTEC INDUSTRIES INC., a corporation organized and existing under the laws of the state of Delaware, having its executive offices at 5 Garret Mountain Plaza, West Paterson, NJ 07424, ("CLIENT"), and DARRYL D. FRY, residing at 116 Delaware Lane, Franklin Lakes, NJ 07417 ("CONSULTANT");

                                 W I T N E S S E T H:
                                 - - - - - - - - - -

     The parties hereto mutually agree as follows:

     1. CLIENT retains CONSULTANT on the terms and conditions hereinafter stated as consultant and advisor to the Executive Committee of CLIENT in connection with the following areas: M&A; business strategy; and such other related matters as CLIENT may from time to time deem appropriate. CONSULTANT hereby accepts such retainer and agrees to act as such consultant and advisor. In performing services hereunder, CONSULTANT shall function as an independent contractor and not as an employee or agent of CLIENT. CONSULTANT represents that he is not and will not become a party to any agreement which would conflict with this Consulting Agreement in any way or which would prevent him from performing his obligations under this Consulting Agreement. CONSULTANT further represents that he will not do any act which would prevent or inhibit him from performing his obligations hereunder. CONSULTANT agrees to devote such time to the performance of services hereunder as is reasonably requested by the Executive Committee of CLIENT.

All services to be rendered by CONSULTANT shall be rendered at such times and places, as CLIENT's Executive Committee may reasonably request; provided that CONSULTANT shall not be required to provide more than ninety (90) days of services in any annual period consisting of February 1, 1999 to January 25, 2000 or January 26, 2000 to January 25, 2001; and provided, further, that CONSULTANT shall not be required to render services following a "special change in control" (as defined in CLIENT's Executive Income Continuity Plan), unless CONSULTANT is the person, or part of the group to whom control is transferred.

     2. The term of this Consulting Agreement shall commence on February 1, 1999, and shall continue until January 25, 2001, unless sooner terminated by the earlier death of CONSULTANT.

     3. In full payment for CONSULTANT's services hereunder, CONSULTANT has been granted by the Compensation and Management Development Committee of CLIENT's Board of Directors a nonqualified stock option dated January 25, 1999 under CLIENT's 1993 Stock Award and Incentive Plan. Such option has been granted in consideration of (i) his continued employment with Cytec Industries Inc. through the previously agreed date of termination of his employment and (ii) thereafter, the performance of the consulting services provided for herein. In addition, CLIENT shall reimburse CONSULTANT for such reasonable expenses as are needed to carry out the consulting services. Such reimbursement shall be made promptly upon receipt of CONSULTANT's statements therefor.

     4. CONSULTANT is engaged by the CLIENT only for the purposes and to the extent set forth in this Agreement and, accordingly, nothing in this Agreement shall be considered to create the relationship of employer-employee between CLIENT and CONSULTANT. CONSULTANT shall be solely responsible for any and all city, state and federal income taxes, social security withholding taxes, and any other self-employment tax obligation to which CONSULTANT may be subject. CONSULTANT's services hereunder shall not qualify for participation in any plans, arrangements or distributions by CLIENT pertaining to, or in connection with, any pension, stock, bonus, profit-sharing, welfare or similar benefit plan offered by CLIENT to its employees (other than the stock option specified in paragraph 3), and CONSULTANT shall have no right or power to enter into any contract or commitment on behalf of CLIENT.

     5. In connection with the performance of his services hereunder, CONSULTANT shall be indemnified by CLIENT to the same extent he would be indemnified under Article VIII of CLIENT's By-Laws if the services provided for hereunder had been rendered by him in the capacity of officer, director or employee of CLIENT. Neither party hereto shall be obligated to enter into any renewal or extension of this Consulting Agreement except upon such terms and conditions as shall be mutually agreeable to the parties hereto, all as shall be fully set forth in a formal written instrument signed by the parties hereto.

     6. This Consulting Agreement constitutes the entire understanding between the parties hereto relating to the subject matter hereof and may be amended only by a written instrument executed by both parties and specifically stating that it is an amendment of this Consulting Agreement. This Agreement does not supersede, however, post-employment obligations contained in CONSULTANT's prior employment agreement with CLIENT.

     7. CONSULTANT understands that in the performance of his services hereunder he may obtain knowledge of "confidential information", as hereinafter defined, relating to the business of CLIENT (or any of its subsidiary or affiliated companies). As used herein, "confidential information" means any information (including, without limitation, any formula, pattern, device, plan, process or compilation of information) which (i) is, or is designed to be, used in the business of CLIENT (or any of its subsidiary or affiliated companies) or results from its or their research and/or development activities, (ii) is private or confidential in that it is not generally known or available to the public and (iii) gives CLIENT (or any of its subsidiary or affiliated companies) an opportunity to obtain an advantage over competitors who do not know or use it. CONSULTANT shall not, without the written consent of an officer of CLIENT, either during the term of this Consulting Agreement or thereafter, (a) use or disclose any such confidential information outside CLIENT (or any of its subsidiary or affiliated companies), (b) publish any article with respect thereto, or (c) except in the performance of his services hereunder, remove or aid in the removal from the premises of CLIENT any such confidential information or any property or material which relates thereto.

     8. Any notice or request expressly provided for or permitted under this Consulting Agreement shall be in writing, shall be given either manually or by mail, e-mail, facsimile message, or other written means and shall be deemed sufficiently given if and when received by the party to be notified at its address first set forth in this Consulting Agreement or if and when mailed by registered or certified mail, postage prepaid, addressed to such party at such address. Either party may, by notice to the other, change its address for receiving such notices and requests.

     9. This Consulting Agreement shall inure to the benefit of any assigns, successors in business, or nominees of CLIENT and, except with respect to the consulting services to be performed by CONSULTANT, shall be binding upon the heirs, executors, administrators and legal representatives of CONSULTANT.

     10. This Consulting Agreement shall be construed in accordance with and governed by the law of the State of New Jersey.



     IN WITNESS WHEREOF, this Consulting Agreement has been executed as of the date first above written.

                                     CYTEC INDUSTRIES INC.


/s/ D. D. Fry                      By:/s/ E. F. Jackman
-----------------------------         --------------------
D. D. Fry                          Name:  E. F. Jackman
SSN:  ###-##-####                  Title: Vice President